Exhibit 99

JOINT FILER INFORMATION

Name:  Urstadt Property Company, Inc.

Address:  2 Park Place,  Bronxville,  New York 10708

Designated  Filer:  Charles J. Urstadt

Issuer & Ticker Symbol: Urstadt Biddle Properties Inc. (UBP) (Common Stock)

Date of Event Requiring Statement: January 31, 2006

Signature:  Urstadt Property Company, Inc.

By: /s/ Charles J.  Urstadt by Thomas D. Myers as Attorney in Fact

Charles J. Urstadt Chairman